Exhibit 99.1

Rica Foods, Inc.

Announces its Results of Operations

for the Second Quarter

Miami, FL. May 25, 2004. Rica Foods, Inc. (AMEX: RCF—News; “The Company”) announced its results of operations for the second fiscal quarter of the fiscal year ending September 30, 2004.

The Company’s business primarily involves the production and marketing of poultry products and animal feed and the operation of quick service fried chicken restaurants. The Company’s two wholly-owned subsidiaries, As de Oros, S.A. and Pipasa, S.A., through which the Company’s operations are principally conducted, distribute these products throughout Costa Rica and export mostly within Central America.

Results of operations for the three months ended March 31, 2004 compared to the three months ended March 31, 2003.

For the three months ended March 31, 2004, the Company generated net loss applicable to common stockholders of $1,206,394 ($0.09 basic loss per share), compared to a net loss applicable to common stockholders of $741,840 ($0.06 basic loss per share) for the three months ended March 31, 2003.

For the three months ended March 31, 2004, net sales and cost of sales increased by 7.9% and 13.1%, respectively. The increase in sales is primarily attributable to increases in sales in the exports, by-products and others segment, which increase was partially offset by a decrease in sales in the broiler segment.

The increase in the cost of sales was primarily the result of the overall increase in sales and increases in the costs of raw material, such as corn and soybean meal which make up approximately 60% of the total cost of raw material, in addition to the shipping costs associated with obtaining such raw material. For the three months ended March 31, 2004, the cost of corn and soybean meal increased by approximately 12% and 51%, respectively, when compared to the purchase price of such products for the three months ended March 31, 2003. Cost of sales was a greater percentage of sales for the quarter ended March 31, 2004 (74.8%) as compared to the quarter ended March 31, 2003 (71.2%) also primarily due to the increased cost of imported raw material.

The Company uses segment profit (loss) margin information to analyze segment performance, which is defined as the ratio between the income or loss from operations associated with a segment and the net sales associated with the subject segment.

Broiler sales decreased by 5.4% for the fiscal quarter ended March 31, 2004 when compared with the fiscal quarter ended March 31, 2003, primarily due to an increase in discounts provided to the Company’s broiler customers. The volume of broiler products sold did not vary significantly, decreasing by 0.9%, which the Company believes is indicative of a reversal of the decreased volume trend of broiler product sales experienced by the Company in recent years. The profit margin for this segment decreased from 20.6% to 12.9%, primarily due to an increase in the cost of imported raw material.

Animal feed sales increased by 4.2% for the fiscal quarter ended March 31, 2004 when compared with the fiscal quarter ended March 31, 2003, mainly attributable to an increase in prices and an increase in the sales of pet food brands, mainly due to the addition of new distribution channels. However, overall volume of animal feed sales decreased by 6.7% mainly due to a decrease in the sale of certain of the Company’s less expensive commercial animal feed brands, which was partially offset by increases in the sales of pet food products. The profit margin for the animal feed segment decreased slightly from 8.0% to 7.4%, primarily as a result of an increase in the costs of imported raw material, which was partially offset by variations in the sales mix to more profitable products.

By-products sales increased by 18.5% for the fiscal quarter ended March 31, 2004 when compared with the fiscal quarter ended March 31, 2003, mainly due to an increase in the volume of by-product sales by 15.8%. The profit margin for by-products increased from 8.6% to 9.9%, mainly due to an increase in sales of products with higher profit margins, which was partially offset by the increase in costs of imported raw material.

Export sales increased by 80.2% for the fiscal quarter ended March 31, 2004 when compared with the fiscal quarter ended March 31, 2003, mainly due to an increase in the number of pet food and commercial animal feed customers in Central America. In addition, in November 2003, the government of Honduras lifted its restriction on the import of poultry-related products which had been in place since March 2002 and the Company has once again initiated exporting poultry-related products to Honduras. Profit margin increased from 15.4% to 18.8%, mainly due to a variation in the product mix to more profitable products, partially offset by an increase in the cost of imported raw material.

Quick service sales increased by 16.5% for the fiscal quarter ended March 31, 2004 when compared with the fiscal quarter ended March 31, 2003, mainly due to an increase in prices and increased marketing efforts of the Company. This segment’s profit margin increased from 2.1% to 11.9%, mainly as a result of an increase in the sales price for quick-service products.

Sales for the other products segment increased by 45.2% for the fiscal quarter ended March 31, 2004 when compared with the fiscal quarter ended March 31, 2003, mainly due to an increase in the sale of commercial eggs. This segment’s profit margin increased from a loss margin of 4.9% to a positive margin of 8.0%, mainly due to an increase in sales prices.

Operating expenses decreased by 3.6% or $289,450 for the three months ended March 31, 2004 when compared to the three months ended March 31, 2003.

For the three months ended March 31, 2004, selling expenses did not vary significantly, decreasing by $63,355 or 1.3%, when compared to the three months ended March 31, 2003. For the three months ended March 31, 2004, general and administrative expenses decreased by $226,095, or 6.7% when compared to the three months ended March 31, 2003. This decrease in general and administrative expenses is mainly due to a reduction in the Company’s rental expenses and a decrease in depreciation and amortization expenses. Operating expenses represented 23.41% and 26.29% of net sales for the three months ended March 31, 2004 and 2003, respectively.

As part of pay-roll related charges to the government of Costa Rica, the subsidiaries of the Company, are required to pay to the Instituto Nacional de Aprendizaje (“INA”), a Costa Rican Government institution, a monthly charge (the “INA Charge”) which is calculated by multiplying the subsidiaries’ total payroll by a percentage determined based upon the classification given to the Company’s operational activities (the “Percentage”). Since 1993, pursuant to a law enacted by the Costa Rican Congress, the Ministry of Agriculture has classified the Company’s operational activities as agricultural in nature.

However, in December 2003, the Company received an administrative petition from the INA (the “INA Petition”), indicating that, in accordance with article 19 of an administrative decree of the INA (the “Administrative Decree”), for purposes of determining the Percentage, the INA believes the Company’s operational activities should be classified as industrial in nature rather than agricultural in nature, and accordingly, should have been applying the Percentage applicable to industrial companies when calculating the INA Charge, instead of the Percentage applicable to agricultural companies. The applicable Percentage for agricultural companies is 0.5% while the applicable Percentage for industrial companies is 2%.

The Company has objected to the INA Petition and is currently considering filing a claim with the Costa Rican Constitutional Supreme Court (the “Court”) challenging the constitutionality of the article 19 of the Administrative Decree. As there can be no assurances regarding the outcome of any claim the Company may file with the Court, for the three months ended March 31, 2004, the company has recorded a provision in the amount of $416,380 which the Company believes to be management’s most reasonable estimate of the amount the Company would be required to pay in the event it was required to comply with the INA Petition based on an analysis of the subsidiaries’ payroll. However, the Company believes that the amount of he Company’s liability in the event of an unfavorable outcome may be as large as $1 million. In addition to the provision, the Company has also recorded a deferred tax benefit in the amount of $124,914 related to the INA Charge.

Other expenses increased by 39.3% for the three months ended March 31, 2004, when compared to the three months ended March 31, 2003, primarily as a result of a decrease in interest income and the provision of the INA Charge.

The Company’s provision for income tax benefit was $169,647 for the three months ended March 31, 2004, compared to an income tax expense of $63,798 for the three months ended March 31, 2003, mainly due to a downward revision of the estimated income tax for the three months ended December 31, 2003 in addition to an increase in deferred income tax benefit related to the provision recorded for the INA Charge. The revision of the estimated income tax from prior quarter is primarily due to a decrease in taxable income for fiscal year 2004. Effective rates for the fiscal quarters ended March 31, 2004 and 2003 were 12.7% and –10.14%, respectively.

Results of operations for the six months ended March 31, 2004 compared to the six months ended March 31, 2003.

For the six months ended March 31, 2004, the Company generated net loss applicable to common stockholders of $1,043,149 ($0.08 basic loss per share), compared to a net income applicable to common stockholders of $313,697 ($0.03 basic earnings per share) for the six months ended March 31, 2003.

For the six months ended March 31, 2004, net sales increased by 0.9% or $623,212 and cost of sales increased by 5.86% or $2,677,314 when compared to the six months ended March 31, 2003. The increase in overall sales is primarily attributable to an increase in the sales in the exports and others segments, partially offset by a decrease in sales in the broiler segment. For the six months ended March 31, 2004, the cost of imported corn and soybean meal increased by approximately 10% and 44%, respectively, when compared to the cost of such materials for the six months ended March 31, 2003. Cost of sales was a greater percentage of sales for the six months ended March 31, 2004 (72.6%) as compared to the six months ended March 31, 2003 (69.2%) primarily due to increases in the costs of imported raw material.

Broiler sales decreased by 6.7% for the six months ended March 31, 2004 when compared with the six months ended March 31, 2003, primarily due to an increase in sales discounts provided to the Company’s broiler customers and a decrease in the volume of broiler sales by approximately 3.0%, which the Company believes is indicative of a reversal of the decreased volume trend of broiler product sales experienced by the Company in recent years. The profit margin for this segment decreased from 22.7% to 14.7%, primarily due to an increase in the cost of imported raw material.

Animal feed sales did not vary significantly, decreasing 1.25% for the six months ended March 31, 2004 when compared with the six months ended March 31, 2003. However the volume of animal feed sales decreased by 10.7% mainly due to a decrease in the sale of certain of the Company’s less expensive commercial animal feed brands, which was partially offset by increases in the sales of pet food products. The profit margin for animal feed increased slightly from 9.3% to 10.0%, primarily as a result of an increase in sales prices and variations in the sales mix to more profitable products, offset by an increase in the costs of imported raw material.

By-products sales decreased by 4.4% for the six months ended March 31, 2004 when compared with the six months ended March 31, 2003, mainly due to a decrease in volume of 9.2%. The profit margin for by-products increased from 13.4% to 14.5%, mainly due to an increase in sale of products with higher profitability, partially offset by the increase in costs of imported raw material.

Export sales increased by 47.2% for the six months ended March 31, 2004 when compared with the six months ended March 31, 2003, mainly due to an increase in the number of fertile egg, pet food and commercial animal feed customers in Central America. In addition, in November 2003, the government of Honduras lifted its restriction on the import of poultry-related products which had been in place since March 2002 and the Company has once again initiated exporting poultry-related products to Honduras. Profit margin increased from 15.3% to 19.4%, mainly due to a variation in the product mix to more profitable products, partially offset by an increase in the cost of imported raw material.

Quick service sales increased by 6.9% for the six months ended March 31, 2004 when compared with the six months ended March 31, 2003 mainly due to an increase in sales prices and marketing efforts. This segment’s profit margin increased from 5.8% to 13.0%, mainly as a result of an increase in the sales price for quick-service products.

Sales for the other products segment increased by 36.5% for the six months ended March 31, 2004 when compared with the six months ended March 31, 2003, mainly due to an increase in the sale of commercial eggs. This segment’s profit margin increased from 5.8% to 10.2%, mainly due to an increase in sales prices.

Operating expenses decreased by 4.3% or $706,150 for the six months ended March 31, 2004 when compared to the six months ended March 31, 2003. For the six months ended March 31, 2004, selling expenses decreased by 4.8% or $466,867, when compared to the six months ended March 31, 2003. This decrease in mainly due to a reduction in the Company’s vehicle leasing expenditures as a result of the company’s purchase of distribution trucks and a decrease in expenditures related to the renting of frozen storage containers as a result of a decrease in the Company’s broiler inventory levels. For the six months ended March 31, 2004, general and administrative expenses decreased by 3.6% or $239,283 when compared to the six months ended March 31, 2003. This decrease in general and administrative expenses is mainly due to a reduction in the Company’s rental expenses. and a decrease in depreciation and amortization expenses. Operating expenses represented 23.68% and 25.02% of net sales for the six months ended March 31, 2004 and 2003, respectively.

Other expenses increased by 23.79% for the six months ended March 31, 2004, when compared to the six months ended March 31, 2003, primarily as a result of an decrease in interest income and the recognition of a pretax charge of $416,000 to provision for the INA Charge during the three months ended March 31, 2004.

The Company’s provision for income tax benefit was $72,374 for the six months ended March 31, 2004, compared to an income tax expense of $567,959 for the six months ended March 31, 2003, mainly due to an increase in deferred income tax benefit related to the provision recorded for the INA Charge. Effective rates for the six months ended March 31, 2004 and 2003 were 6.98% and 57.67%, respectively.

The Company is seeking to address its anticipated short-term funding requirements by various means including, but not limited to, entering into negotiations with certain of its lenders to extend the maturity date on the short-term indebtedness owed to such lenders and seeking to secure long-term financing through the private or public issuance of debt instruments. Although the Company has entered into discussions with certain of its lenders and a number of potential capital sources, there can be no assurances that the Company will be successful in its efforts to secure long-term financing on terms acceptable to the Company. The Company’s ability to maintain sufficient liquidity to meet its short-term cash needs is highly dependent on achieving these initiatives. There is no assurances that these initiatives will be successful and failure to successfully complete these initiatives could have a material adverse effect on the Company’s liquidity and operations, and could require the Company to consider alternative measures, including, but not limited to, the deferral of planned capital expenditures and the further reduction of discretionary spending.

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

	March 31, 2004	September 30, 2003
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,349,955	$3,343,255
Short-term investments	49,620	2,469,301
Notes and accounts receivable	14,581,131	17,760,056
Due from related parties	—	1,415,821
Inventories	15,139,233	14,132,819
Deferred income taxes	438,996	255,064
Prepaid expenses	708,442	742,984

Total current assets	32,267,377	40,119,300

Property, plant and equipment	35,693,774	36,782,594
Long-term receivables-trade	243,380	627,831
Long-term investments	3,537,758	3,784,470
Other assets	7,234,975	7,782,744
Goodwill	1,484,590	1,555,828

Total assets	$80,461,854	$90,652,767

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,828,723	$17,195,317
Accrued expenses	3,402,485	3,320,497
Notes payable	36,004,924	36,547,238
Current portion of long-term debt	2,750,117	3,978,580
Due to stockholders	3,257	51,872

Total current liabilities	49,989,506	61,093,504

Long-term debt, net of current portion	5,115,452	6,727,905

Deferred income tax liability	2,119,332	2,101,856
Total liabilities	57,224,290	69,923,265

Minority interest	1,169,214	1,336,445
Stockholders’ equity:
Common stock	12,865	12,865
Preferred stock	2,216,072	2,216,072
Additional paid-in capital	25,800,940	25,800,940
Accumulated other comprehensive loss	(17,012,787)	(15,586,903)

Retained earnings	11,680,655	12,723,806
	22,697,745	25,166,780
Less:
Due from stockholders	—	(5,490,329)
Treasury stock, at cost	(629,395)	(283,394)

Total stockholders’ equity	22,068,350	19,393,057

Total liabilities and stockholders’ equity	$80,461,854	$90,652,767

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,		Six months ended March 31,
	2004	2003	2004	2003
Sales	$33,267,913	$30,833,541	$66,615,623	$65,992,411
Cost of sales	24,854,797	21,966,799	48,342,960	45,665,646

Gross profit	8,413,116	8,866,742	18,272,663	20,326,765

Operating expenses:
Selling	4,679,993	4,743,348	9,333,813	9,800,680
General and administrative	3,135,901	3,361,996	6,473,112	6,712,394

Total operating expenses	7,815,894	8,105,344	15,806,925	16,513,074

Income from operations	597,222	761,398	2,465,738	3,813,691
Other expenses (income):
Interest expense	990,135	1,072,970	2,194,736	2,226,273
Interest income	(112,401)	(377,819)	(554,049)	(799,341)
Foreign exchange loss, net	659,606	719,474	1,508,486	1,533,792
Provision for contingencies	416,380	—	416,380	—
Miscellaneous, net	(16,682)	(24,008)	(63,650)	(131,902)

Other expenses, net	1,937,038	1,390,617	3,501,903	2,828,822
Income (loss) before income taxes and minority interest	(1,339,816)	(629,219)	(1,036,165)	984,869
Provision (benefit) for income tax	(169,647)	63,798	(72,374)	567,959

Income (loss) before minority interest	(1,170,169)	(693,017)	(963,791)	416,910
Minority interest	13,092	17,708	28,382	35,846

Net income (loss)	(1,183,261)	(710,725)	(992,173)	381,064
Preferred stock dividends	23,133	31,115	50,976	67,367

Net income (loss) applicable to common stockholders	$(1,206,394)	$(741,840)	$(1,043,149)	$313,697

Basic earnings (loss) per share	$(0.09)	$(0.06)	$(0.08)	$0.03

Diluted earnings (loss) per share	$(0.09)	$(0.06)	$(0.08)	$0.03

Basic weighted average number of common shares outstanding	12,811,469	12,811,469	12,811,469	12,811,469

Diluted weighted average number of common shares outstanding	12,811,469	12,811,469	12,811,469	12,811,469

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the six months ended March 31, 2004 and 2003

(Unaudited)

	2004	2003
Net income (loss)	$(992,173)	$381,064
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation and amortization	2,154,029	2,330,497
Production poultry	1,845,524	1,729,348
Allowance for inventory obsolescence	161,473	73,861
Derivative unrealized loss (gain)	(265,638)	78,208
Gain on sale of productive assets	(27,642)	(22,464)
Deferred income tax	(181,223)	90,761
Provision for doubtful receivables	142,137	138,945
Amortization of deferred debt costs	36,745	116,694
Minority interest	28,382	35,846
Changes in operating assets and liabilities:
Notes and accounts receivable	3,061,067	(165,536)
Inventories	(3,009,714)	(3,007,446)
Prepaid expenses	34,542	(298,129)
Accounts payable	(9,366,594)	4,339,521
Accrued expenses	81,988	(756,516)
Long-term receivables-trade	364,039	149,113

Net cash provided (used) by operating activities	(5,933,058)	5,213,767

Cash flows from investing activities:
Short-term investments	2,419,681	24,244
Long-term investments	76,212	(49,449)
Additions to property, plant and equipment	(2,270,402)	(2,028,246)
Proceeds from sales of productive assets	213,878	886,076
Change in other assets	(73,554)	(1,596,459)

Net cash provided (used) in investing activities	365,815	(2,763,834)

Cash flows from financing activities:
Preferred stock cash dividends	(79,358)	(103,213)
Short-term financing:
New loans	34,428,924	11,237,167
Payments	(34,950,480)	(8,787,477)

(Continued on next page)

RICA FOODS, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Six months ended March 31, 2004 and 2003

(Unaudited)

(Continued)

	2004	2003
Long-term financing:
New loans	3,038,335	802,977
Payments	(6,049,438)	(6,257,412)
Preferred shares repurchased	(513,232)	—
Due from stockholders and related party	6,857,535	93,566

Net cash provided (used) by financing activities	2,732,286	(3,014,392)

Effect of exchange rate changes on cash and cash equivalents	841,657	909,273
Increase (decrease) in cash and cash equivalents	(1,993,300)	344,814
Cash and cash equivalents at beginning of period	3,343,255	2,728,293

Cash and cash equivalents at end of period	$1,349,955	$3,073,107

Supplemental disclosures of cash flow information:

Cash paid during period for:
Interest	$2,718,268	$2,310,590

Income taxes	$97,034	$534,013

Supplemental Schedule of non-cash activities:
Benefits to Chief Executive Officer	$—	$136,863

The Company’s operations are largely conducted through its 100% owned subsidiaries, Corporacion Pipasa, S.A. and subsidiaries (“Pipasa”) and Corporacion As de Oros, S.A. and subsidiaries (“As de Oros”). The Company’s subsidiaries’ primary business is derived from the production and sale of broiler chickens, processed chicken, beef and pork by-products, commercial eggs, and premixed feed and concentrate for livestock and domestic animals. The Company’s subsidiaries own 97 urban and rural outlets throughout Costa Rica, three modern processing plants and four animal feed plants. As de Oros also owns and operates two chains of 28 quick service restaurants in Costa Rica called Restaurantes As de Oros and Kokoroko. Pipasa and As de Oros export its products to all countries in Central America, Colombia, Dominican Republic and Hong Kong.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties or other factors which may cause actual results, performance, or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For more complete information concerning factors that could affect the Company’s results, reference is made to the Company’s registration statements, reports, or other documents filed with the Securities and Exchange Commission.

For more information contact Rica Foods at (305) 858-9480, or e-mail to mmarenco@ricafoods.com.

SOURCE: Rica Foods, Inc.